Exhibit 10.1

A-Mark Precious Metals, Inc.

EMPLOYMENT AGREEMENT
Executed November 22, 2019

This Employment Agreement (this “Agreement”) is between A-MARK PRECIOUS METALS, INC., a Delaware corporation (the “Company” or “A-Mark”), and GREGORY N. ROBERTS, an individual (“Mr. Roberts”).

WHEREAS, Mr. Roberts has served the Company as Chief Executive Officer and in related capacities under the Employment Agreement between Mr. Roberts and the Company dated February 19, 2016 (the “Prior Employment Agreement”), which terminates June 30, 2020.

WHEREAS, the Company seeks to continue to employ Mr. Roberts as its Chief Executive Officer and in related capacities after the termination of the Prior Employment Agreement.

WHEREAS, Mr. Roberts seeks to accept such employment, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Mr. Roberts hereby agree as follows:

1.    Employment; Term; Effectiveness; Prior Employment Agreement. The Company hereby employs Mr. Roberts, and Mr. Roberts hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth in this Agreement. The term of Mr. Roberts' employment under this Agreement (the “Term”) will commence July 1, 2020 (the “Effective Date”) and, unless earlier terminated in accordance with Section 4, will terminate on June 30, 2023. The stock option grant under Section 3(c), the restricted stock unit grant under Section 3(d) and the bonus payment under Section 3(e) will be effective at the dates specified in those subsections. The terms of the Prior Employment Agreement remain in effect through June 30, 2020.

2.    Duties.

(a)    During the Term, Mr. Roberts will serve as the Chief Executive Officer of the Company. Mr. Roberts will have such duties and responsibilities as are customary for the position of Chief Executive Officer (including Mr. Roberts' positions in effect under the Prior Employment Agreement) and any other duties, responsibilities or offices he may be reasonably assigned by the Board of Directors of the Company.

(b)    During the Term, Mr. Roberts will devote his full business time and best efforts to the business and affairs of the Company and its subsidiaries, subject to the following: Mr. Roberts is permitted to continue to serve as Executive Chairman, Chief Executive Officer, a director and other executive and employment capacities for Spectrum Group International, Inc. (“SGI”) and its subsidiaries and affiliates, for not more than 20% of his business time. Mr. Roberts understands and acknowledges that Mr. Roberts' duties will require business travel from time to time.

(c)    During the Term, the Company agrees to nominate Mr. Roberts to serve as a member of the Company's Board of Directors, and Mr. Roberts agrees to serve in such capacity for no additional compensation other than as provided hereunder. Upon Mr. Roberts’ termination of employment hereunder for any reason, he agrees to resign as a member of the Board of Directors, and from any other positions he may then hold with the Company or any of its subsidiaries or affiliates, and that he will execute such documents and take such other action, if any, as may be requested by the Company to give effect to any such resignation.

(d)    Mr. Robert’s principal job site will be at 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245, or such other job site as may be mutually agreed to by the parties.

3.    Compensation.

(a)    During the Term, the Company shall pay Mr. Roberts a salary, which will vary based upon whether Mr. Roberts is then also serving in an executive capacity for SGI and its subsidiaries and affiliates and devoting less than 100% of his business time to the Company, as follows:

Annual salary if Mr. Roberts is devoting 100% of business time to A-Mark and not serving SGI in an executive capacity	Annual salary if Mr. Roberts is not devoting 100% of business time to A-Mark, including if serving SGI in an executive capacity
$700,000	$560,000

The Board may determine to increase, but not to decrease, the level of salary, in its discretion. Such salary, as in effect at a given time, is the “Base Salary.” If Mr. Roberts ceases serving SGI during a fiscal year and then devotes 100% of his business time to the Company, the Base Salary will be proportionately adjusted in accordance with the above table at the time of such changes. Payment of the Base Salary will be in accordance with the Company's standard payroll practices and subject to all legally required or customary withholdings.

(b)     Mr. Roberts will be eligible to receive an annual bonus (the “Performance Bonus”) for each of the Company fiscal years during the Term, with such annual bonus to have a targeted amount equal to 100% of Base Salary for the year. The Performance Bonus, if any, generally will be based on the extent to which performance goals established by the Company for each of such years have been met, subject to Exhibit A hereto. Each Performance Bonus, if any, shall be paid within 40 days following the issuance by the Company of financial statements for the fiscal year in respect of which such bonus is payable, provided that in no event shall the Performance Bonus be paid later than January 2 of the year following the end of such fiscal year. Except as provided in Section 5, Mr. Roberts must be employed by the Company on the last day of the fiscal year to be eligible for the Performance Bonus.

(c)    The Company shall grant non-qualified stock options to Mr. Roberts for the purchase of 212,730 shares of A-Mark Common Stock under the Company’s 2014 Stock Award and Incentive Plan. The grant date of the stock options will be the date upon which the parties hereto have executed this Agreement, with a stated expiration date of ten years after the date of grant. The stock options will be subject to the following terms and conditions and such additional terms and conditions as are more fully set forth in the Stock Option Agreement attached hereto as Exhibit B:

Option - Number of Underlying Shares	Exercise Price of Option	Stated Vesting Dates *
212,730	100% of Grant-Date Fair Market Value	Becomes vested as to 33.33% of underlying shares on each of June 30, 2021, June 30, 2022, and June 30, 2023

*	Subject to accelerated vesting as set forth in the Stock Option Agreement upon the occurrence of certain specified events.

(d)     The Company will grant 7,000 restricted stock units (“RSUs”) to Mr. Roberts under the Company’s 2014 Stock Award and Incentive Plan. The grant date of the RSUs will be the date upon which the parties hereto have executed this Agreement.

(i)
Vesting. The RSUs, if they have not previously been forfeited, will vest in full upon the achievement of the “Price Performance Hurdle” not later than June 30, 2023. The Price Performance Hurdle will be deemed to be achieved at the end of the earliest period of 30 consecutive calendar days beginning after the grant of the RSUs during which the average closing price per share of Company Common Stock in the Nasdaq Global Select Market on the trading days within that period is $15.00 or higher; provided that Mr. Roberts remains employed by the Company continuously through that vesting date.

(ii)
Clawback. In the event that Mr. Roberts is not continuously employed by the Company through July 1, 2020 and therefore fails (or will fail) to perform services under this Agreement on the Effective Date, the RSUs will be canceled and forfeited or, if they have previously vested, then within five business days following his termination of employment, Mr. Roberts will transfer and surrender to the Company, for no consideration, all shares issued in settlement of the RSUs or, if such shares previously were sold or disposed of, Mr. Roberts will pay to the Company in cash the aggregate fair market value of the shares issued in settlement of the RSUs based on the closing price of the Company’s common stock on the date of Mr. Roberts’ termination of employment.

(iii)	Other Terms. The RSUs will be subject to such additional terms and conditions as are more fully set forth in the Restricted Stock Units Agreement attached hereto as Exhibit C.

(e)    The Company will pay to Mr. Roberts a signing bonus in the amount of $100,000 at the first regular payroll date after the date of execution of this Agreement. In the event that Mr. Roberts is not continuously employed by the Company through July 1, 2020 and therefore fails (or will fail) to perform services under this Agreement on the Effective Date, he will repay to the

Company, without interest, the full amount of the signing bonus within five business days following his termination of employment.

(f)    Upon submission by Mr. Roberts of vouchers in accordance with the Company's standard procedures, the Company shall reasonably promptly reimburse Mr. Roberts for all reasonable and necessary travel, business entertainment and other business expenses incurred by Mr. Roberts in connection with the performance of his duties under this Agreement.

(g)    During the Term:

(i)
Mr. Roberts is entitled to participate in any and all medical insurance, group health, disability insurance and other benefit plans that are made generally available by the Company to employees of the Company (either directly or through a wholly-owned subsidiary), provided that the medical, group health and disability insurance benefits provided by the Company to Mr. Roberts shall be substantially as favorable to Mr. Roberts as those generally provided by the Company to its senior executives.

(ii)
Mr. Roberts is entitled to receive four weeks paid vacation a year and paid holidays made available pursuant to the Company's policy to all senior executives of the Company. The Company may, in its sole discretion, at any time amend or terminate any such benefit plans or programs, upon not less than 30 days' prior written notice to Roberts.

(iii)
Mr. Roberts will be entitled to annual reimbursement from the Company of the cost of premiums paid by Mr. Roberts to secure such life insurance coverage on his life as he determines in his discretion; provided that the Company’s maximum annual reimbursement obligation under this Section 3(g)(iii) shall be capped based on the annual cost of a customary term life insurance policy with a maximum face amount of $1.0 million purchased for a five-year term for a non-smoker at the same age as Mr. Roberts as of July 1, 2020, such cost to be determined by September 30, 2020.  This benefit is intended to be in addition to, and not in lieu of, any group life insurance coverage provided by the Company.

(h)    Upon submission of vouchers in accordance with the Company's standard procedures, the Company shall reasonably promptly directly pay or reimburse Mr. Roberts for his reasonable motor vehicle costs and related expenses, such as insurance, repairs, maintenance, and gas, up to $750.00 per month, during the Term.

(i)    The Company shall indemnify Mr. Roberts, to the fullest extent permitted by the Company's by-laws and applicable law, for any and all liabilities to which he may be subject as a result of, in connection with or arising out of his employment by the Company (including service as a director) hereunder, as well as the costs and expenses (including reasonable attorneys' fees) of any legal action brought or threatened to be brought against him or the Company or any of its affiliates as a result of, in connection with or arising out of such employment. Mr. Roberts shall be entitled to the full protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers. The Company shall advance funds to Mr. Roberts in payment of his legal fees to the fullest extent permitted by law. In the event of any inconsistency or ambiguity between this provision and the Company's by-laws, the by-laws shall prevail; provided, however, that the scope of indemnification provided under the by-laws shall in no event be reduced from the scope as in effect at the Effective Date.

(k)    Compensation paid or payable under this Agreement, including any Performance Bonus paid or payable under Section 3(b), shall be subject to recoupment by the Company in accordance with the terms of any policy relating to recoupment (or clawback) approved by the Board of Directors and in effect at the time of payment of such compensation, in addition to the repayment provisions of Sections 3(d) and 3(e).

4.     Termination. Mr. Roberts' employment hereunder may be terminated prior to the expiration of the Term under the circumstances set forth in this Section 4. Upon any termination of Mr. Roberts' employment, the Term shall immediately end, although this Agreement shall remain in effect and shall govern the rights and obligations of the parties hereto.

(a)     Mr. Roberts' employment hereunder will terminate upon Mr. Roberts' death.

(b)    Except as otherwise required by law, the Company may terminate Mr. Roberts' employment hereunder at any time after Mr. Roberts becomes Totally Disabled. For purposes of this Agreement, Mr. Roberts will be “Totally Disabled” as of the earlier of (l) the date Mr. Roberts becomes entitled to receive disability benefits under the Company's long-term disability plan and (2) Mr. Roberts' inability to perform the duties and responsibilities contemplated under this Agreement for a period of more than 180 consecutive days due to physical or mental incapacity or impairment.

(c)    The Company may terminate Mr. Roberts' employment hereunder for Cause at any time after providing written notice to Mr. Roberts. For purposes of this Agreement, the term “Cause” shall mean any of the following:

(1)	Mr. Roberts' neglect or failure or refusal to perform his duties under this Agreement (other than as a result of total or partial incapacity or disability due to physical or mental illness);

(2)	any intentional act by or omission of Mr. Roberts that materially injures the reputation or business of the Company or any of its affiliates, or his own reputation;

(3)	Mr. Roberts' conviction (including conviction on a nolo contendere plea) of a felony or any crime involving, in the good faith judgment of the Company, fraud, dishonesty or moral turpitude;

(4)	the breach of an obligation set forth in Section 6;

(5)	any other material breach of this Agreement; or

(6)	any material violation of the Company's Code of Ethics, as may be amended from time to time (the “Code of Ethics”).

Termination by the Company for Cause shall become effective at such time as is specified by the Board, except that, in the cases of “neglect or failure” to perform his duties under this Agreement, as set forth in 4(c)(1) above, a material breach as set forth in 4(c)(5) above, or a material violation of the Code of Ethics as set forth in 4(c)(6) above, a termination by the Company with Cause shall become effective 30 days following delivery of a written notice by the Company to Mr. Roberts that the Company is terminating his employment with Cause, which specifies in reasonable detail the basis therefor, except the termination will not become effective if within that 30-day period Mr. Roberts has cured the circumstances giving rise to Cause and, in the 12 months preceding the delivery of such written notice, the Company had not delivered a previous notice of the existence of Cause for “neglect or failure” to perform duties under this Agreement.

(d)    The Company may terminate Mr. Roberts' employment hereunder for any reason (i.e., without Cause), upon 30 days' prior written notice.

(e)    Mr. Roberts may terminate his employment hereunder for Good Reason at any time after providing written notice to the Company (subject to the timing requirements relating to such notice as provided in this Section 4(e)). Mr. Roberts also may terminate his employment hereunder without Good Reason, upon 90 days’ written notice to the Company. For the purposes of this Agreement, “Good Reason” means any of the following occurring during the Term (unless consented to by Mr. Roberts in writing):

(1)
The Company decreases or fails to pay Mr. Roberts' Base Salary or Performance Bonus or the benefits provided in Section 3, other than an immaterial failure to pay that is corrected within the applicable cure period;

(2)
Mr. Roberts no longer holds the office as Chief Executive Officer of the Company, or no longer is a member of the Board of Directors, or his functions and/or duties under Section 2(a) are materially diminished; and

(3)
Mr. Roberts' job site is relocated to a location that is more than one hundred (100) miles from the current location, unless the parties mutually agree to relocate more than such distance from the then current location.

A termination by Mr. Roberts with Good Reason shall be effective only if, within 30 days following delivery of a written notice by Mr. Roberts to the Company that Mr. Roberts is terminating his employment with Good Reason, which specifies in reasonable detail the basis therefor, the Company has failed to cure the circumstances giving rise to Good Reason. In addition, a termination by Mr. Roberts shall be effective only if the Company receives notice of such termination not later than 90 days after the event constituting Good Reason occurs.

(5)    Compensation Following Termination Prior to the End of the Term. In the event that Mr. Roberts' employment hereunder is terminated during but prior to the expiration of the Term, Mr. Roberts will be entitled only to the following compensation and benefits under this Agreement upon such termination (together with such other provisions that may be set forth in the Stock Option Agreement and Restricted Stock Units Agreement):

(a)    In the event that Mr. Roberts' employment hereunder is terminated during but prior to the expiration of the Term by reason of Mr. Roberts' death or Total Disability, pursuant to Section 4(a) or 4(b), the Company shall pay the following amounts to Mr. Roberts (or Mr. Roberts' estate, as the case may be), to be paid as soon as practicable following the date of such termination, but in no event prior to the time such payment would not be subject to tax under Code Section 409A:

(1)	any accrued but unpaid Base Salary for services rendered before the date of termination;

(2)
the Performance Bonus, if any, not yet paid for any fiscal year ending prior to the date of termination of Mr. Roberts' employment, payable as and when such Performance Bonus would have been paid had Mr. Roberts' employment continued;

(3)	any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(f) or 3(h);

(4)	any vacation accrued and unused to the date of termination; and

(5)
payment of a pro rata (based on the number of days during the fiscal year of termination that Mr. Roberts was employed) portion of the Performance Bonus, if any, for the fiscal year in which Mr. Roberts' employment terminated, payable as and when such bonus would have been paid had Mr. Roberts' employment continued based on actual performance achieved for the fiscal year.

In addition, for a period of six (6) months, beginning on the date of termination of Mr. Roberts' employment by reason of death or Total Disability, the Company will, at its expense, provide medical and group health insurance benefits to Mr. Roberts and his dependents (or just his dependents, as the case may be), which benefits shall be substantially as favorable to Mr. Roberts or his dependents as those provided to him and his dependents immediately preceding the termination of his employment, provided that Mr. Roberts co-payments or other obligations to pay for such benefits shall be substantially the same as applied at the time of his termination of employment, and provided further that this benefit shall be limited to the amount that can be paid or provided by the Company without such benefit being deemed discriminatory under applicable law such that it would result in material penalties to the Company.

(b)    In the event that Mr. Roberts' employment hereunder is terminated prior to the expiration of the Term by the Company for Cause pursuant to Section 4(c) or by Mr. Roberts without Good Reason pursuant to Section 4(e), the Company shall pay the following amounts to Mr. Roberts, to be paid as soon as practicable following the date of such termination, but in no event prior to the time such payment would not be subject to tax under Section 409A of the Code;

(1)	any accrued but unpaid Base Salary for services rendered before the date of termination;

(2)
the Performance Bonus, if any, not yet paid for any fiscal year ending prior to the date of termination of Mr. Roberts' employment, payable as and when such Performance Bonus would have been paid had Mr. Roberts' employment continued;

(3)	any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(f) or 3(h); and

(4)	any vacation accrued and unused to the date of termination.

(c)    In the event that Mr. Roberts' employment hereunder is terminated prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d), or by Mr. Roberts with Good Reason pursuant to Section 4(e), the Company shall pay the following amounts to Mr. Roberts, to be paid as soon as practicable following the date of such termination, but in no event prior to the time such payment would not be subject to tax under Section 409A of the Code:

(1)	any accrued but unpaid Base Salary for services rendered before the date of termination;

(2)
the Performance Bonus, if any, not yet paid for any fiscal year ending prior to the date of termination of Mr. Roberts' employment, payable as and when such Performance Bonus would have been paid had Mr. Roberts' employment continued;

(3)	any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(f) or 3(h);

(4)	any vacation accrued and unused to the date of termination;

(5)
payment of a pro rata (based on the number of days during the fiscal year of termination that Mr. Roberts was employed) portion of the Performance Bonus, if any, for the fiscal year in which Mr. Roberts' employment terminated, payable as and when such bonus would have been paid had Mr. Roberts' employment continued based on actual performance achieved for the fiscal year; and

(6)
payment of a lump sum severance payment equal to the “Severance Amount.” The “Severance Amount” shall be an amount equal to the greater of $1,000,000 or 100% of “Annualized Pay.” For this purpose, “Annualized Pay” will be calculated as annualized salary for the latest 36 months through the month before termination, plus annual average of Performance Bonuses paid for the three fiscal years preceding the fiscal year of termination. Salary and Performance Bonuses refer to compensation actually paid by A-Mark to Mr. Roberts, except that any Performance Bonus payable under clause (2) above for a completed fiscal year will be treated as paid.

(d)    The benefits to which Mr. Roberts may be entitled upon termination pursuant to the plans, policies and arrangements referred to in Section 3(g) will be determined and paid in accordance with the terms of those plans, policies and arrangements.

(e)    Except as may be provided under this Agreement, under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Mr. Roberts at the time of termination of Mr. Roberts' employment prior to the end of the Term, Mr. Roberts will not be entitled to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to any future period after the termination of his employment.

(f)    This Agreement is subject to the Company's “Special Rules for Compliance with Code Section 409A Applicable to Employment Agreements,” as from time to time amended or supplemented.

(g)    Effect of Code Sections 4999 and 280G on Payments.

(1)     In the event that Mr. Roberts becomes entitled to any benefits or payments in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) under this Agreement or any other plan, arrangement, or agreement with the Company or a subsidiary (the “Payments”), and such Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) in connection with a change in control, then, subject to reasonable notification to Mr. Roberts and, if he so requests, discussions with his advisors, the Payments under this Agreement shall be reduced (but not below zero) to the Reduced Amount (as defined below), if so reducing the Payments under this Agreement will provide Mr. Roberts with a greater net after-tax amount than would be the case if no such reduction were made. The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of the Payments without causing any Payment to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code. Only amounts payable under this Agreement shall be reduced pursuant to this Section 5(g). Payments payable in cash and having the lowest denominated value relative to the valuation of such Payments as “parachute payments” shall be reduced first.

(2)    In determining the potential impact of the Excise Tax, the Company may rely on any advice it deems appropriate including, but not limited to, the advice of its independent accounting firm, legal advisors and compensation consultants. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, the Company may take into account any relevant guidance under the Code and the regulations promulgated thereunder, including, but not limited to, the following:

(A)
The amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code, as determined by the Company's independent accounting firm or other advisor;

(B)
The value of any non-cash benefits or any deferred or accumulated payment or benefit shall be determined by the Company's independent accounting firm or other advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code; and

(C)
The value of any non-competition covenants contained in this Agreement or other agreement between Mr. Roberts and the Company or an affiliate shall be taken into account to reduce “parachute payments” to the maximum extent allowable under Section 280G of the Code.

For purposes of the determinations under this Section 5(g), Mr. Roberts shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Mr. Robert's residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (unless it is impracticable for Mr. Roberts to itemize his deductions).

6.    Exclusive Employment; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents; Code of Ethics; Other Commitments.

(a)    No Conflict; No Other Employment. During the period of Mr. Roberts' employment with the Company, Mr. Roberts shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Mr. Roberts' duties hereunder nor shall Mr. Roberts engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company (which approval shall not be unreasonably withheld); provided, however, that Mr. Roberts shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor. The foregoing notwithstanding, the Company acknowledges and agrees that (A) Mr. Roberts has engaged and intends to continue to engage in certain other business transactions, subject to the approval of the Audit Committee of the Company's Board of Directors as appropriate and (b) employment or other service to SGI to the extent and as permitted under Section 2(b) will not contravene this Section 6(a).

(b)    Non-solicitation. In consideration of the payment by the Company to Mr. Roberts of amounts that may hereafter be paid to Mr. Roberts pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Mr. Roberts agrees that during his employment with the Company and for a period of one year following the date of termination of his employment, without the written consent of the Company Mr. Roberts shall not, directly or indirectly, (i) solicit, encourage or recruit, or attempt to solicit, encourage or recruit any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; or (ii) solicit, encourage or recruit, or attempt to solicit, encourage or recruit, any of the employees, agents, consultants or representatives of the Company or any of its affiliates to become employees, agents, representatives or consultants of any other person or entity. The foregoing notwithstanding, actions by SGI (including its affiliates) or by Mr. Roberts in his capacity as a director or executive officer of SGI (or its affiliates) relating to hiring shall not be deemed to violate this Section 6(b), and actions by Mr. Roberts during his employment that are intended to further the business and are in the best interests of the Company and its affiliates shall not be deemed to violate this Section 6(b).

(c)    Proprietary Information. Mr. Roberts acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. Mr. Roberts covenants that he shall not during his employment by the Company or its affiliates or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. Mr. Roberts acknowledges and understands that the term “proprietary information” includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and G) all written, graphic and other material relating to any of the foregoing. Mr. Roberts acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information generally available to and known by the public or information that is or becomes available to Mr. Roberts on a nonconfidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

(d)    Confidentiality and Surrender of Records. Mr. Roberts shall not during his employment by the Company or its affiliates or at any time thereafter (irrespective of the circumstances under which Mr. Roberts' employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company. Upon termination of employment for any reason or upon request by the Company, Mr. Roberts shall deliver promptly to the Company (without retaining any copies) all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Mr. Roberts' possession or under his control or accessible to him which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during Mr. Robert’s employment by the Company and its affiliates and thereafter.

(e)    Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Mr. Roberts, either alone or jointly with others, in the course of his employment by the Company, belong to the Company,. Mr. Roberts will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.

(f)    Enforcement. Mr. Roberts acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 6 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Mr. Roberts acknowledges that the Company may seek an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6, and consents to the entry thereof. Mr. Roberts waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

(g)    Code of Ethics. Nothing in this Section 6 is intended to limit, modify or reduce Mr. Roberts' obligations under the Company's Code of Ethics. Mr. Roberts' obligations under this Section 6 are in addition to, and not in lieu of, Mr. Roberts' obligations under the Code of Ethics. To the extent there is any inconsistency between this Section 6 and the Code of Ethics that would permit Mr. Roberts to take any action or engage in any activity pursuant to this Section 6 that he would be barred from taking or engaging in under the Code of Ethics, the Code of Ethics shall control.

(h)    Cooperation With Regard to Litigation. Mr. Roberts agrees to cooperate with the Company, during the Term and thereafter (including following Mr. Roberts's termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as reasonably requested. The Company agrees to reimburse Mr. Roberts, on an after-tax basis each calendar quarter, for all expenses actually incurred in connection with his provision of testimony or assistance in accordance with the provisions of Section 6(h) of this Agreement (including reasonable attorneys' fees) but not later than the last day of the calendar year in which the expense was incurred (or, in the case of an expense incurred in the final quarter of a calendar year, the next following February 15).

(i)     Non-Disparagement. Mr. Roberts shall not, at any time during his employment by the Company and its affiliates and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Mr. Roberts from making truthful statements that are required by applicable law, regulation or legal process.

(j)    Release of Employment Claims. Mr. Roberts agrees, as a condition to receipt of any termination payments and benefits provided for in Section 5 of this Agreement (other than compensation accrued and payable at the date of termination without regard to termination) that he will execute a general release agreement, in substantially the form set forth in Exhibit D to this Agreement, releasing any and all claims arising out of Mr. Roberts's employment other than enforcement of this Agreement and other than with respect to vested rights or rights provided for under any equity plan, any compensation plan or any benefit plan or arrangement of the Company or rights to indemnification under any agreement, law, Company organizational document or policy or otherwise. The Company will provide Mr. Roberts with a copy of such release simultaneously with delivery of the notice of termination, but not later than 21 days before (45 days before if Mr. Roberts's termination is part of an exit incentive or other employment termination program offered to a group or class of employees) Mr. Roberts's termination of employment. Mr. Roberts shall deliver the executed release to the Company eight days before the date applicable under Section 5 of this Agreement for the payment of the termination payments and benefits payable under Section 5 of this Agreement.

7.    Notices. Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods: (1) personal delivery, in which case delivery is deemed to occur the day of delivery; (2) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or (3) next day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur one business day after being sent. In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to the Company, to:

A-Mark Precious Metals, Inc.
2121 Rosecrans Avenue, Suite 6300,
El Segundo, California 90245Attention: General Counsel

If to Mr. Roberts, to:

Mr. Gregory N. Roberts
2121 Rosecrans Avenue, Suite 6300,
El Segundo, California 90245

8.    Assignability; Binding Effect. This Agreement is a personal contract calling for the provision of unique services by Mr. Roberts, and Mr. Roberts' rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated. The rights and obligations of the Company under this Agreement bind and run in favor of the successors and assigns of the Company.

9.    Complete Understanding. This Agreement (including Exhibits) constitutes the complete understanding between the parties with respect to the employment of Mr. Roberts by the Company and supersedes all prior agreements and understandings (subject to Section 1 above), both written and oral, between the parties with respect to the subject matter of this Agreement.

10.    Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Mr. Roberts. No waiver by any party of any breach under this Agreement will be deemed to extend to any prior or subsequent breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Waiver by either party of any breach by the other party will not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of the Company or Mr. Roberts in the exercise of any of their respective rights or remedies will operate as a waiver of that right.

11.    Severability. If any provision of this Agreement or its application to any person or circumstances is determined by any court of competent jurisdiction to be unenforceable to any extent, that unenforceable provision will be deemed eliminated to the extent necessary to permit the remaining provisions to be enforced, and the remainder of this Agreement, or the application of the unenforceable provision to other persons or circumstances, will not be affected thereby. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by that provision, the court making that determination shall reduce the scope, duration of or area covered by that provision or otherwise amend the provision to the minimum extent necessary to make that provision enforceable to the fullest extent permitted by law.

12.    Survivability. The provisions of this Agreement that by their terms call for performance subsequent to termination of Mr. Roberts' employment hereunder, or subsequent to the termination of this Agreement, will survive such termination. Without limiting the generality of the foregoing, the provisions of Sections 3(i), 5 and 6 shall survive any termination of this Agreement in accordance with their terms.

13.    Governing Law. This Agreement is governed by the laws of the State of California, without giving effect to principles of conflict of laws.

14.    Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of California, Los Angeles County, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of California, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13. Nothing in this Section 14, however, affects the right of any party to serve legal process in any other manner permitted by law. Each party hereto waives trial by jury.

15.    Mitigation. In no event shall Mr. Roberts be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Mr. Roberts obtains other employment.

The undersigned hereby execute this Agreement on the date stated in the introductory clause.

A-MARK PRECIOUS METALS, INC.
/s/ Thor Gjerdrum
Name:	Thor Gjerdrum
Title:	President

/s/ Gregory N. Roberts

 Gregory N. Roberts

Exhibit A

A-Mark Precious Metals, Inc.
Performance Bonus for Chief Executive Officer

This Exhibit to the Employment Agreement, executed November 22, 2019 (the “Employment Agreement”), between A-Mark Precious Metals, Inc. (the “Company”) and Gregory N. Roberts, sets forth the terms of the opportunity of Mr. Roberts to earn the “Performance Bonus” authorized in Section 3(b) of the Employment Agreement. This Performance Bonus remains subject to the terms of Section 3(b) and other applicable terms of the Employment Agreement. Capitalized terms herein have the meanings as defined in the Employment Agreement.

In each of fiscal years during the Term, Mr. Roberts will have the opportunity to earn a Performance Bonus. The Performance Bonus will be an annual incentive award granted under the Company’s 2014 Stock Award and Incentive Plan, subject to the following terms:

General. The Performance Bonus will be earned based on three factors: (i) the level of the Company’s pre-tax profits equaling or exceeding $10 million; (ii) the achievement of a pre-specified level of Company per-tax profits (the “Profits Goal”) and (iii) the achievement of other specified goals (“Other Goals”).

Target Payout, Maximum Payout and Weighting: The target payout level for the Performance Bonus will be established by the Committee in accordance with Section 3(b) of the Employment Agreement (the “Target Performance Bonus”). The maximum payout of Performance Bonus will be 150% of the Target Performance Bonus. The portion of the Performance Bonus that may be earned based on the Profits Goal will be weighted 75% and the portion that may be earned based on the Other Goals will be weighted 25%.

Pre-Tax Profits Hurdle: If the level of Company pre-tax profits equals or exceeds $10 million (the “Performance Hurdle”), the Performance Bonus will be payable based on the pre-specified terms of the Profits Goal and Other Goals, so that, if both the Profits Goal and the Other Goals are achieved at target level, the Target Performance Bonus will be earned and payable (in this case, as stated below, the Committee will retain discretion to pay at levels above the Target Performance Bonus, subject to the limits specified below). If the Performance Hurdle is not achieved, the payment of the Performance Bonus, if any, will be in the discretion of the Committee, which may consider the level of achievement of the Profits Goal and Other Goals and other factors that the Committee may deem relevant.

Profits Goal. The target level of performance of the Profits Goal will be achievement of the Company’s budgeted level of pre-tax profits for the fiscal year, as specified in Company budgets for the fiscal year approved by the Board and also approved as the Profits Goal by the Compensation Committee. .

If the Performance Hurdle is achieved: (i) Achievement of the target level of performance -- 100% of the Profits Goal target -- will result in the earning of not less than 75% and not more than 112.5% of the Target Performance Bonus, with the payout level in excess of 75%, up to 112.5%, determined in the discretion of the Committee; and (ii) Achievement of threshold level performance -- 80% of the Profits Goal target -- will result in earning of 60% of the

Target Performance Bonus. In the event the Profits Goal performance level is between the threshold (80%) and target (100%) level of the Profits Goal, the payout level will be determined by means of straight-line interpolation based on the payout levels of 60% and 75% of the Target Performance Bonus. In the event that performance is less than the threshold (80%) level of the Profits Goal, the Committee will retain discretion to determine the level of payout, if any, of the Performance Bonus relating to the Profits Goal, subject to the applicable limits as set forth below.

Other Goals. The Other Goals will be one or more quantitative and qualitative goals established by the Committee, providing an award opportunity with an aggregate threshold payout level of 20% of the Target Performance Bonus and a target payout level of 25%, such payout levels corresponding to the specified level of achievement of the Other Goals, and subject to achievement of the Performance Hurdle. Other Goals will be specified actions or results relating to the Company as a whole, Mr. Roberts individually, or other designated items that the Committee regards as having potential to significantly advance the business success of the Company (for example, expanding business lines or product offerings, improving management processes, identifying and implementing acquisitions or joint ventures, etc.). The Committee may specify payout levels above the level of 25% of the Target Performance Bonus corresponding to above-target performance with respect to Other Goals, either as a term specified when the Other Goals are established or otherwise in its discretion, provided that such above-target payouts will not exceed 37.5% of the Target Performance Bonus. In the event that performance is less than the threshold level or target level of one or more Other Goals, if the “gate-keeper” goal has been achieved (as set forth below), the Committee will retain discretion to determine the level of payout, if any, of the Target Performance Goal, subject to achievement of the Performance Hurdle.

Pre-tax profits. “Pre-tax profits” means the Company's net income determined under Generally Accepted Accounting Principles (or GAAP) for the given fiscal year, adjusted as follows:

•	The positive or negative effects of income taxes (in accordance with GAAP) shall be eliminated from net income in determining pre-tax profits.

•
Unless otherwise determined by the Committee, no other adjustment shall be made to pre-tax profits. Thus, for clarity, other extraordinary expenses and bonus compensation accruals shall remain included in net income and minority interests shall remain excluded from net income in determining pre-tax profits.

However, in setting the target level and related terms of the Profits Goal, the Committee may specify other or different adjustment provisions. Pre-tax profits and adjustments shall be determined by the Committee, in good faith. At such time as full year performance information is available, the Committee will determine whether the Performance Hurdle has been achieved and the level of achievement and all other matters relating to the Profits Goal and the Other Goals and the corresponding amount of Performance Bonus to be paid hereunder.

Exhibit B

A-Mark Precious Metals, Inc.

2014 Stock Award and Incentive Plan

Stock Option Agreement

This Stock Option Agreement (the “Agreement”), which includes the attached “Terms and Conditions of Option Grant,” confirms the grant, effective November 22, 2019, by A-Mark Precious Metals, Inc., a Delaware corporation (“A-Mark"), to Gregory N. Roberts ("Employee"), of a non-qualified stock option (the "Option") to purchase shares of A-Mark Common Stock, par value $0.01 per share (the "Shares"), as set forth below. The Option is granted under Section 6(b) of the A-Mark 2014 Stock Award and Incentive Plan, as amended, and under Section 3(c) of the Employment Agreement between Employee and A-Mark, executed November 22, 2019 (the “Employment Agreement”), in consideration of Employee’s entry into such Employment Agreement and his continuing service to A-Mark in executive capacities.

The principal terms of the Option granted hereby are as follows (subject to adjustment in accordance with the Plan and this Agreement):

Shares purchasable:    212,730 A-Mark Shares

Exercise Price and Stated Vesting Dates:

Option - Number of Underlying Shares	Exercise Price Per-Share of Each Option	Stated Vesting and Exercisability Dates *
212,730	$10.25	Becomes vested as to 33.33% of underlying shares on each of June 30, 2021, June 30, 2022 and June 30, 2023

The Option will become vested and exercisable, in whole or in part, on an accelerated basis upon the occurrence of certain events relating to Termination of Employment, in accordance with Section 4 hereof, and will become fully vested and exercisable upon a Change in Control (including a Change in Control prior to July 1, 2020), as defined in Section 8 of the Plan.

Expiration Date: The Option will expire at 11:59 PM on June 30, 2030 (the “Stated Expiration Date”); provided, however, that the Option is subject to termination prior to the Stated Expiration Date upon a Termination of Employment, in accordance with Section 4 hereof. The occurrence of a Change in Control of A-Mark does not by itself affect the expiration or termination of the Option. If, at the date on which the Option or any portion thereof are to expire or terminate, the Fair Market Value of a Share exceeds the Exercise Price and if the Option or portion thereof that will expire or terminate are otherwise vested and exercisable, the Option will be automatically exercised by the withholding of Option Shares to pay the exercise price and applicable withholding taxes.

The Option is subject to the terms and conditions of the Plan and this Agreement, including the Terms and Conditions of Option Grant attached hereto and deemed a part hereof. The number and kind of Shares purchasable, the Exercise Prices, and other terms and conditions are subject to adjustment in accordance with Section 10(c) of the Plan. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

Employee acknowledges and agrees that (i) the Option is nontransferable as set forth in Section 5 hereof and Section 10(b) of the Plan, (ii) the Option is subject to early termination in the event of Employee's Termination of Employment in certain circumstances, as specified in Section 4 hereof, and (iii) sales of Shares acquired by exercise of the Option will be subject to compliance with applicable Federal and state securities laws, which may preclude such sales, and will be subject to the Company's policies regulating insider trading by employees, and (iv) a copy of the Plan and related information previously have been delivered to Employee, are being delivered to Employee herewith, or are available as specified in Section 1 hereof.

IN WITNESS WHEREOF, A-Mark Precious Metals, Inc. has caused this Agreement to be executed by its officer thereunto duly authorized.

A-MARK PRECIOUS METALS, INC.

Date: November 22, 2019
By:
Carol Meltzer
Executive Vice President and General Counsel

TERMS AND CONDITIONS OF OPTION GRANT

The following Terms and Conditions apply to the Option granted to Employee by A-Mark Precious Metals, Inc. ("A-Mark"), as specified in the Stock Option Agreement (of which these Terms and Conditions form a part). Certain specific terms and conditions of the Option, including the number of A-Mark Shares purchasable, vesting terms and conditions, Expiration Date and Exercise Prices, are set forth on the cover page hereto, which is an integral part of this Agreement.

1.    General. The Option is granted to Employee under the A-Mark 2014 Stock Award and Incentive Plan (the “Plan”), which has previously been delivered to Employee and/or is available upon request to the General Counsel of A-Mark. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. By accepting the grant of the Option, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Compensation Committee of the Board of Directors (the "Committee") made from time to time. The Option is a non-qualified stock options (not an incentive stock option as defined under Section 422 of the Internal Revenue Code of 1986, as amended).

2.    Right to Exercise Option. Subject to all applicable laws, rules, regulations and the terms of the Plan and this Agreement, Employee may exercise the Option at such time or times and to the extent the Option has become vested and exercisable, as specified on the cover page hereto, and prior to or on the applicable Stated Expiration Date of the Option (but not after any termination, forfeiture or expiration of the Option prior to the Stated Expiration Date).

3.    Method of Exercise. To exercise the Option or any part thereof, Employee must (a) give written notice to the Chief Financial Officer or General Counsel of A-Mark, which notice shall specifically refer to this Agreement, identify the Option, state the number of A-Mark Shares as to which the Option is being exercised and the Exercise Price relating to the Option or portion thereof being exercised, and any instructions relating to issuance of the A-Mark Shares, which notice shall be signed by Employee, (b) pay in full to A-Mark the applicable Exercise Price of the Option for the number of A-Mark Shares being purchased in cash (including by check), payable in United States dollars, or by tender of A-Mark Shares owned by Employee having a then Fair Market Value equal to the exercise price, or by any other payment method then permitted by A-Mark under the Plan, and (c), unless this requirement is waived by A-Mark, deliver the investment representation statement in the form attached as Attachment A (the “Investment Representation Statement”). Once Employee gives notice of exercise, such notice may not be revoked. When Employee validly exercises an Option, or part thereof, A-Mark will transfer A-Mark Shares to Employee in certificated form or make such a transfer (or make a non-certificated credit) to Employee's brokerage account at a designated securities brokerage firm or otherwise deliver A-Mark Shares to Employee. Employee shall not have at any time any rights with respect to A-Mark Shares covered by this Agreement prior to the valid exercise as specified herein, and no adjustment shall be made for dividends or other rights for which the record date is prior to such valid exercise except as provided in the Plan and this Agreement.

4.    Termination Provisions. The following provisions will govern the vesting, exercisability and expiration of the Option in the event of Employee's Termination of Employment on or after July 1, 2020 and at a time that the Option remains outstanding, unless the Committee determines to provide more favorable terms:

(a)    Death or Disability. In the event of Employee's Termination of Employment due to death or Disability (as defined below) on or after July 1, 2020, a pro-rata portion (determined in accordance with Section 4(f) below) of the Option (if not previously vested) will become vested, with the remaining unvested portion of the Option forfeited, and the vested portion of the Option will be and remain exercisable until the earlier of two years after such Termination of Employment or the Stated Expiration Date, at which time the Option will terminate.

(b)    Termination by A-Mark Without Cause or by Employee for Good Reason. In the event of Employee's Termination of Employment by A-Mark without Cause or by Employee for Good Reason (as those terms are defined below) on or after July 1, 2020, the Option (if not previously vested) will become vested in full, and the vested Option will be and remain exercisable until the earlier of three years after such Termination of Employment or the Stated Expiration Date, at which time the Option will terminate.

(c)    Termination by A-Mark for Cause. In the event of Employee's Termination of Employment by A-Mark for Cause (as defined below), the Option immediately will terminate.

(d)    Termination by the Employee Voluntarily Without Good Reason. In the event of Employee's voluntary Termination of Employment without Good Reason, the Option, to the extent vested at the date of Termination, will remain exercisable until the earlier of three months after Termination of Employment or the Stated Expiration Date, at which time the Option will terminate, and with any remaining unvested portion of the Option forfeited at the date of Termination.

(e)    Certain Definitions. The following definitions apply for purposes of this Agreement:

(i)	"Cause" has the meaning as defined in Employee’s Employment Agreement.

(ii)	"Disability" means becoming Totally Disabled as defined in Employee’s Employment Agreement.

(iii)	"Good Reason" has the meaning as defined in Employee’s Employment Agreement.

(iv)	"Termination of Employment” means the earliest time at which Employee is employed by neither A-Mark nor a subsidiary of A-Mark and is not serving as a Director of A-Mark.

(f)    Determination of Pro-Rata Portion. For purposes of Section 4(a), the pro-rata portion of an Option that is to become vested will be the additional number of Option Shares that would become vested if employment continued through the next scheduled Vesting Date multiplied by a fraction the numerator of which is the number of days from the latest previous vesting date (or July 1, 2020, if no part of the Option yet vested) through the date of Termination of Employment and the denominator of which is 365 (for clarity, pro ration applies to only one vesting tranche of the Option; any tranche that would have vested after the next scheduled Vesting Date will be forfeited).

5.    Nontransferability. Employee may not transfer the Option or any rights hereunder to any third party other than by will or the laws of descent and distribution and, during Employee's lifetime, only Employee or his or her duly appointed guardian or legal representative may exercise the Option, except for transfers to a Beneficiary in the event of death or as otherwise permitted and subject to the conditions under Section 10(b) of the Plan.

6.    Employee Representations and Warranties Upon Exercise and Related Terms; Filing of Registration Statement. In connection with Employee’s exercise of the Option or any portion thereof, as a condition to such exercise, A-Mark may require Employee to make any representation or warranty to A-Mark as may be required under any applicable law or regulation. A-Mark will use its best efforts to file with the Securities and Exchange Commission and cause to become effective and remain effective a registration statement on Form S-8 registering the offer and sale of A-Mark Shares from A-Mark to Employee under the Option prior to the time at which in-the-money Option become exercisable (a “Form S-8 Registration Statement”). If such Form S-8 registration statement is effective at the time of an exercise of the Option, A-Mark will waive the requirement that Employee execute and deliver the Investment Representation Statement (Exhibit A hereto).

7.    Miscellaneous.

(a)    Binding Agreement; Written Amendments. This Agreement shall be binding upon the parties and any successors, heirs, executors, or administrators of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Option, and supersedes any prior agreements or documents with respect to the Option. No amendment or alteration of this Agreement which may impose any additional obligation upon A-Mark shall be valid unless expressed in a written instrument duly executed in the name of A-Mark, and no amendment, alteration, suspension or termination of this Agreement which materially impairs the rights of Employee with respect to the Option shall be valid unless expressed in a written instrument executed by Employee.

(b)    No Promise of Employment. The Option and the granting thereof shall not constitute or be evidence of an agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of A-Mark or any subsidiary for any period of time, or at any particular rate of compensation.

(c)    Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

(d)    Tax Withholding. Employee must make arrangements satisfactory to A-Mark to pay or provide for payment of withholding taxes due upon exercise of the Option.

(e)    Notices. Any notice to be given A-Mark under this Agreement shall be addressed to A-Mark at its principal executive offices at 2121 Rosecrans Avenue, Suite 6300, El Segundo,

California 90245, in care of the General Counsel, and any notice to Employee shall be addressed to Employee at Employee’s address as then appearing in the records of A-Mark.

(f)    Stockholder Rights. Employee shall not have any rights with respect to A-Mark Shares (including voting rights) purchasable upon exercise of the Option prior to the valid exercise of the Option and payment in full of the Exercise Price.

(g)     Consent to Electronic Delivery. EMPLOYEE HEREBY CONSENTS TO ELECTRONIC DELIVERY OF THE PLAN, ANY PROSPECTUS FOR THE PLAN AND OTHER DOCUMENTS RELATED TO THE PLAN (COLLECTIVELY, THE “PLAN DOCUMENTS”), IN RESPECT OF THIS EQUITY AWARD AND ALL OTHER EQUITY AWARDS THAT MAY BE GRANTED OR HAVE BEEN GRANTED BY THE COMPANY. THE COMPANY WILL DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO EMPLOYEE BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. THE COMPANY WILL SEND TO EMPLOYEE AN E-MAIL ANNOUNCEMENT WHEN A NEW PLAN DOCUMENT IS AVAILABLE ELECTRONICALLY FOR EMPLOYEE’S REVIEW, DOWNLOAD OR PRINTING AND WILL PROVIDE INSTRUCTIONS ON WHERE THE PLAN DOCUMENT CAN BE FOUND. UNLESS OTHERWISE SPECIFIED IN WRITING BY THE COMPANY, EMPLOYEE WILL NOT INCUR ANY COSTS FOR RECEIVING THE PLAN DOCUMENTS ELECTRONICALLY THROUGH THE COMPANY’S COMPUTER NETWORK. EMPLOYEE WILL HAVE THE RIGHT TO RECEIVE PAPER COPIES OF ANY PLAN DOCUMENT BY SENDING A WRITTEN REQUEST FOR A PAPER COPY TO THE COMPANY AT THE ADDRESS SET FORTH IN SECTION 7(e) ABOVE. EMPLOYEE’S CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS WILL BE VALID AND REMAIN EFFECTIVE UNTIL THE EARLIER OF (i) THE TERMINATION OF EMPLOYEE’S PARTICIPATION IN THE PLAN AND (ii) THE WITHDRAWAL OF EMPLOYEE’S CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS. THE COMPANY ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS THE RIGHT AT ANY TIME TO WITHDRAW HIS OR HER CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS BY SENDING A WRITTEN NOTICE OF WITHDRAWAL TO THE COMPANY AT THE ADDRESS SET FORTH IN SECTION 7(e) ABOVE. IF EMPLOYEE WITHDRAWS HIS OR HER CONSENT TO ELECTRONIC DELIVERY, THE COMPANY WILL RESUME SENDING PAPER COPIES OF THE PLAN DOCUMENTS WITHIN TEN (10) BUSINESS DAYS OF ITS RECEIPT OF THE WITHDRAWAL NOTICE. EMPLOYEE ACKNOWLEDGES THAT HE OR SHE IS ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING EMPLOYEE THAT THE PLAN DOCUMENTS ARE AVAILABLE IN EITHER HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY DETERMINES IN ITS SOLE DISCRETION.

Exhibit C

A-Mark Precious Metals, Inc.

2014 Stock Award and Incentive Plan

Restricted Stock Units Agreement

This Restricted Stock Units Agreement (the "Agreement") confirms the grant on November 22, 2019, (the "Grant Date") by A-Mark Precious Metals, Inc., a Delaware corporation (the "Company" or “A-Mark”), to Gregory N. Roberts ("Employee"), of Restricted Stock Units (the "RSUs") relating to A-Mark Common Stock, par value $0.01 per share (the "Shares"), as set forth below. The RSUs are granted under Section 6(e) of the Company’s 2014 Stock Award and Incentive Plan, as amended (the “Plan”), and under Section 3(d) of the Employment Agreement between Employee and A-Mark, executed November 22, 2019 (the “Employment Agreement”), in consideration of Employee’s entry into such Employment Agreement and his continuing service to A-Mark in executive capacities.

The principal terms of the RSUs granted hereby are as follows (subject to adjustment in accordance with the Plan and this Agreement):

Number granted: 7,000 RSUs.

RSUs vest:

(i)
The RSUs, if they have not previously been forfeited as provided herein, will vest as to 100% of the underlying Shares upon the achievement of the “Price Performance Hurdle” not later than June 30, 2023. The Price Performance Hurdle will be deemed to be achieved at the end of the earliest period of 30 consecutive calendar days beginning after the grant of the RSUs during which the average closing price per share of Company Common Stock in the Nasdaq Global Select Market on the trading days within that period is $15.00 or higher, provided that Mr. Roberts remains employed by the Company continuously through that vesting date.

(ii)
The RSUs, if not previously forfeited, will vest in whole or in part on an accelerated basis upon the occurrence of certain events relating to Termination of Employment, in accordance with Section 4 hereof, and will become fully vested and exercisable upon a Change in Control (including a Change in Control prior to July 1, 2020), as defined in Section 8 of the Plan.

(iii)
The date of vesting under clause (i) or (ii) above is the “Vesting Date.” The term “vesting” or “vests” means that Employee’s substantial risk of forfeiture of the RSUs under this Agreement has lapsed. However, terms of this Agreement and Company policies relating to clawback (or recoupment) of Shares or the cash value of Shares delivered in settlement of the RSUs in some cases will continue to apply after vesting.

Forfeiture and Clawback of RSUs:

(i)
The RSUs (including vested RSUs) will be forfeited, or Employee will be required to surrender the Shares issued in settlement of the RSUs to the Company, or Employee will be required to pay to the Company the fair market value of the Shares issued in settlement of the RSUs, in the circumstances and under the terms specified in Section 3(d) of the Employment Agreement.

(ii)	Except as provided in Section 4 of this Agreement, upon Employee’s Termination of Employment before the Vesting Date, the RSUs will be forfeited.

(iii)	In the event that the Performance Hurdle is not achieved by June 30, 2023, the RSUs, if not previously vested, will be forfeited.

Settlement: The RSUs that become vested will be settled by delivery of one Share of the Company's Common Stock, $0.01 par value per Share, for each RSU being settled. Such settlement will occur not later than the fifth business day after the Vesting Date, except as otherwise provided in Section 4.

* * * *

The RSUs are subject to the terms and conditions of the Plan and this Agreement, including the Terms and Conditions of Restricted Stock Units attached hereto and deemed a part hereof. The number of RSUs, the Price Hurdle, the number and kind of Shares deliverable in settlement of RSUs and the number of Shares subject to clawback are subject to adjustment in accordance with Section 5 hereof and the applicable sections of the Plan. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

Employee acknowledges and agrees that (i) the RSUs are nontransferable as set forth in Section 7 hereof and Section 10(b) of the Plan, (ii) the RSUs are forfeitable and subject to clawback, as set forth herein, (iii) sales of Shares delivered in settlement of RSUs will be subject to compliance with applicable Federal and state securities laws, which may preclude such sales, and will be subject to the Company's policies regulating insider trading by employees, and (iv) a copy of the Plan and related information previously have been delivered to Employee, are being delivered to Employee herewith, or are available as specified in Section 1 hereof.

IN WITNESS WHEREOF, A-Mark Precious Metals, Inc. has caused this Agreement to be executed by its officer thereunto duly authorized.

A-MARK PRECIOUS METALS, INC.
Date: November 22, 2019
By:
Carol Meltzer
Executive Vice President and General Counsel

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

The following Terms and Conditions apply to the RSUs granted to Employee by A-MARK PRECIOUS METALS, INC. (the "Company"), as specified in the Restricted Stock Units Agreement (of which these Terms and Conditions form a part). Certain terms of the RSUs, including the number of RSUs granted, vesting date(s) and settlement date(s), are set forth on the preceding cover page, which is an integral part of this Agreement.

1.     General. The RSUs are granted to Employee under the Company’s 2014 Stock Award and Incentive Plan (the “Plan”), which has previously been delivered to Employee and/or is available upon request to the General Counsel of the Company. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. By accepting the grant of the RSUs, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Company's Compensation Committee (the "Committee") made from time to time, provided that, without the Employee’s written consent, no such Plan amendment, rule or regulation or Committee decision or determination shall materially and adversely affect the rights of Employee with respect to outstanding RSUs.

2.     Account for Employee. The Company shall maintain a bookkeeping account for Employee (the "Account") reflecting the number of RSUs then credited to Employee hereunder as a result of such grant of RSUs.

3.     Nontransferability. Until RSUs become settleable in accordance with the terms of this Agreement, Employee may not transfer RSUs or any rights hereunder to any third party other than by will or the applicable laws of descent and distribution, except for transfers to a Beneficiary upon death of Employee or otherwise if and to the extent permitted by the Company.

4.     Termination Provisions. In the event of Employee's Termination of Employment for any reason before a given RSU has vested, such unvested RSU shall be forfeited unless otherwise determined by the Committee or otherwise provided in subsections (a) – (c) below. All references to RSUs mean only those outstanding RSUs that have not been previously forfeited.

(a)     Death or Disability. In the event of the death of Employee or Employee's Termination of Employment due to Total Disability (as defined below) on or after July 1, 2020, a pro-rata portion (determined in accordance with Section 4(e) below) of the RSUs (if not previously vested) will vest and become non-forfeitable immediately, and such RSUs will have a settlement date that is 15 days following the date of death or the date of such Termination of Employment.

(b)     Termination by the Company Not For Cause or by Employee for Good Reason. In the event of Employee's Termination of Employment by the Company not for Cause (as defined below) or by Employee for Good Reason (as defined below) on or after July 1, 2020, all RSUs will vest and become non-forfeitable immediately, and those RSUs will be settled at the settlement date specified on the Cover Page hereof (subject to accelerated settlement under Section 4(a)).

(c)     Termination by the Company For Cause or Voluntarily by Executive Without Good Reason. In the event of Employee's Termination of Employment by the Company for Cause or Termination of Employment by Employee voluntarily without Good Reason, any then-outstanding RSUs not vested at or before the date of Termination of Employment will be forfeited (unless otherwise determined by the Committee), and those RSUs will be settled at the settlement date specified on the Cover Page hereof (subject to accelerated settlement under Section 4(a)).

(d)      Certain Definitions. The following definitions apply for purposes of this
Agreement:

(i)	"Cause" has the meaning as defined in Employee’s Employment Agreement.

(ii)	"Disability" means becoming Totally Disabled as defined in Employee’s Employment Agreement.

(iii)	"Good Reason" has the meaning as defined in Employee’s Employment Agreement.

(iv)	"Termination of Employment” means the earliest time at which Employee is employed by neither the Company nor a subsidiary of the Company and is not serving as a Director of the Company.

(e)    Determination of Pro-Rata Portion. For purposes of Section 4(a), the pro-rata portion of the RSUs that is to become vested will be the total number of RSUs multiplied by a fraction the numerator of which is the number of days from July 1, 2020 through the date of Termination of Employment and the denominator of which is 1,095.

5.     Dividends and Adjustments.

(a)     Dividends. RSUs shall be entitled to payments or credits equivalent to dividends that would have been paid if the RSUs had been outstanding Shares at any record date that occurs before the settlement date. Such dividend equivalents will be retained by the Company as cash, without interest, and paid to Employee (or preferentially applied to tax withholding) at the time the related RSUs are settled if and to the extent the related RSUs have become vested and are settled.

(b)     Adjustments. The number of RSUs credited to Employee's Account and/or the property deliverable upon settlement of RSUs shall be appropriately adjusted, in order to prevent dilution or enlargement of Employee's rights with respect to RSUs in connection with, or to reflect any changes in the number and kind of outstanding Shares of Common Stock resulting from, any corporate transaction or event referred to in Section 10(c) of the Plan (this provision takes precedence over Section 5(a) in the case of a large and non-recurring cash dividend or any non-cash dividend, and any adjustment otherwise shall take into account any value received as dividend equivalents).

(c)     Terms and Settlement of RSUs Resulting from Adjustments. RSUs, cash and other property deliverable in settlement of RSUs that directly or indirectly result from adjustments to an

RSU granted hereunder shall be subject to the terms (including vesting terms) as apply to the granted RSU, and will become vested and be settled at the same time as the granted RSU.

6.     Settlement.

(a)     Settlement. The settlement terms set forth on the Cover Page and in Section 4 of this Agreement apply to the RSUs.

(b)     Code Section 409A Compliance. It is intended that the terms of RSUs shall comply with requirements under Section 409A of the Internal Revenue Code (the “Code”). The foregoing notwithstanding, if any RSUs are deemed to be a deferral of compensation (taking into account the terms of any employment agreement or other legally binding right of Employee), such RSUs will be subject to no acceleration of settlement in the discretion of the Committee. In the case of all RSUs, any rights of Employee or retained authority of the Company with respect to the RSUs shall be automatically modified and limited to the extent necessary so that Employee will not be deemed to be in constructive receipt of income relating to the RSUs prior to settlement and so that Employee shall not be subject to any penalty under Code Section 409A. The six-month delay rule specified in Section 1(a)(iii)(B) of the “Compliance Rules Under Code Section 409A” (Appendix A to the Plan) applies to such RSUs that are deemed to be a deferral of compensation under Section 409A.

7.    Nontransferability. Employee may not transfer the RSUs or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary in the event of death or as otherwise permitted and subject to the conditions under Section 10(b) of the Plan.

8.    Other Terms Relating to RSUs.

(a)    Representations and warranties. As a condition to the settlement of the RSUs, the Company may require Employee to make any other representation or warranty to the Company as then may be required or deemed by the Company advisable in order to ensure compliance under any applicable law or regulation.

(b)     Shareholder Rights. Employee acknowledges and agrees that he or she shall have no voting rights or other rights of a stockholder with respect to the RSUs or the Shares issuable in settlement of the RSUs until such time as the Shares have been issued and delivered to Employee in settlement of the RSUs.

(c)     Fractional RSUs and Shares. The number of RSUs credited to Employee's Account shall include fractional RSUs, if any, calculated to at least three decimal places, unless otherwise determined by the Committee. Unless settlement is effected through a third-party broker or agent that can accommodate fractional Shares (without requiring issuance of a fractional Share by the Company), upon settlement of the RSUs Employee shall be paid, in cash, an amount equal to the value of any fractional Share that would have otherwise been deliverable in settlement of such RSUs.

(d)     Tax Withholding. Unless otherwise determined by the Company (at any time) or unless Employee has at least 90 days before the settlement date made arrangements satisfactory to the Company to otherwise provide for payment of withholding taxes, at the time of settlement the

Company will withhold from any Shares deliverable in settlement of the RSUs, in accordance with Section 10(d) of the Plan, the number of whole Shares that, together with any related cash withholding, has a value nearest to, but at least equal to, the amount of income taxes, employment taxes or other withholding amounts required to be withheld under applicable local laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities (or make other arrangements that meet applicable tax withholding requirements). Employee will be responsible for any taxes relating to the RSUs not satisfied by means of such mandatory withholding. Employee acknowledges that FICA (Social Security and Medicare) withholding taxes are payable upon the vesting of the RSUs, based on the then Fair Market Value of the RSUs, and Employee agrees that such amounts may be withheld from regular payroll payments or any other payment of cash bonus or otherwise paid by Employee upon demand of the Company, if the settlement date of the RSUs does not closely coincide with the vesting of the RSUs.

(e)     Voluntary Participation. Employee's participation in the Plan is voluntary. The value of the RSUs is an extraordinary item of compensation. As such, the RSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, except that the cash value of the bonus foregone by Employee will be deemed to be bonus paid for purposes of any employment agreement between the Company and Employee. .

(f)     Consent to Electronic Delivery. EMPLOYEE HEREBY CONSENTS TO ELECTRONIC DELIVERY OF THE PLAN, ANY PROSPECTUS FOR THE PLAN AND OTHER DOCUMENTS RELATED TO THE PLAN (COLLECTIVELY, THE “PLAN DOCUMENTS”), IN RESPECT OF THIS EQUITY AWARD AND ALL OTHER EQUITY AWARDS THAT MAY BE GRANTED OR HAVE BEEN GRANTED BY THE COMPANY. THE COMPANY WILL DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO EMPLOYEE BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. THE COMPANY WILL SEND TO EMPLOYEE AN E-MAIL ANNOUNCEMENT WHEN A NEW PLAN DOCUMENT IS AVAILABLE ELECTRONICALLY FOR EMPLOYEE’S REVIEW, DOWNLOAD OR PRINTING AND WILL PROVIDE INSTRUCTIONS ON WHERE THE PLAN DOCUMENT CAN BE FOUND. UNLESS OTHERWISE SPECIFIED IN WRITING BY THE COMPANY, EMPLOYEE WILL NOT INCUR ANY COSTS FOR RECEIVING THE PLAN DOCUMENTS ELECTRONICALLY THROUGH THE COMPANY’S COMPUTER NETWORK. EMPLOYEE WILL HAVE THE RIGHT TO RECEIVE PAPER COPIES OF ANY PLAN DOCUMENT BY SENDING A WRITTEN REQUEST FOR A PAPER COPY TO THE COMPANY AT THE ADDRESS SET FORTH IN SECTION 9(e) BELOW. EMPLOYEE’S CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS WILL BE VALID AND REMAIN EFFECTIVE UNTIL THE EARLIER OF (i) THE TERMINATION OF EMPLOYEE’S PARTICIPATION IN THE PLAN AND (ii) THE WITHDRAWAL OF EMPLOYEE’S CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS. THE COMPANY ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS THE RIGHT AT ANY TIME TO WITHDRAW HIS OR HER CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS BY SENDING A WRITTEN NOTICE OF WITHDRAWAL TO THE COMPANY AT THE ADDRESS SET FORTH IN SECTION 9(e) BELOW. IF EMPLOYEE WITHDRAWS HIS OR HER CONSENT TO ELECTRONIC DELIVERY, THE COMPANY

WILL RESUME SENDING PAPER COPIES OF THE PLAN DOCUMENTS WITHIN TEN (10) BUSINESS DAYS OF ITS RECEIPT OF THE WITHDRAWAL NOTICE. EMPLOYEE ACKNOWLEDGES THAT HE OR SHE IS ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING EMPLOYEE THAT THE PLAN DOCUMENTS ARE AVAILABLE IN EITHER HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY DETERMINES IN ITS SOLE DISCRETION.

9.     Miscellaneous.

(a)     Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the RSUs, and supersedes any prior agreements or documents with respect thereto. No amendment or alteration of this Agreement that may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement that may materially impair the rights of Employee with respect to the RSUs shall be valid unless expressed in a written instrument executed by Employee.

(b)     No Promise of Employment. The RSUs and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an employee, officer or director of the Company or any of its subsidiaries or affiliates for any period of time, or at any particular rate of compensation. Employee acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time, provided, however that any outstanding RSUs shall not be materially and adversely affected without the written agreement of Employee. The grant of RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of restricted stock units or stock options or benefits in lieu of units or stock options in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of units and vesting provisions.

(c)     Unfunded Plan. Any provision for distribution in settlement of Employee's Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Employee any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Employee. With respect to Employee's entitlement to any distribution hereunder, Employee shall be a general creditor of the Company.

(d)     Governing Law. THE VALIDITY, CONSTRUCTION, AND EFFECT OF THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS (INCLUDING THOSE GOVERNING CONTRACTS) OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAW. The RSUs and the granting thereof are subject to Employee’s compliance with the applicable laws of the jurisdiction of Employee’s employment.

(e)     Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245,

attention: General Counsel, and any notice to Employee shall be addressed to Employee at Employee’s address as then appearing in the records of the Company.

Exhibit D

RELEASE

We advise you to consult an attorney before you sign this Release. You have until the date that is seven (7) days after the Release is signed and returned to A-Mark Precious Metals, Inc. to change your mind and revoke your Release. Your Release shall not become effective or enforceable until after that date.

In consideration for the benefits provided under your Employment Agreement with A-Mark Precious Metals, Inc. executed November 22, 2019 (the “Employment Agreement”), and more specifically enumerated in Attachment 1 hereto, by your signature below, you, for yourself and on behalf of your heirs, executors, agents, representatives, successors and assigns, hereby release and forever discharge the Company, its past and present parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies (collectively, the “Company”) and the Company's past, present and future agents, directors, officers, employees, representatives, successors and assigns (hereinafter “those associated with the Company”) with respect to any and all claims, demands, actions and liabilities, whether in law or equity, which you may have against the Company or those associated with the Company of whatever kind, including but not limited to those arising out of your employment with the Company or the termination of that employment. You agree that this release covers, but is not limited to, claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Employee Retirement Income Security Act of 1974,29 U.S.C. § 1001 et seq., the California Fair Employment and Housing Act, California Government Code Section 12940 et seq., and any other local, state or federal law, regulation or order dealing with discrimination in employment on the basis of sex, race, color, national origin, veteran status, marital status, religion, disability, handicap, or age. You also agree that this release includes claims based on wrongful termination of employment, breach of contract (express or implied), tort, or claims otherwise related to your employment or termination of employment with the Company and any claim for attorneys' fees, expenses or costs of litigation.

This Release covers all claims based on any facts or events, whether known or unknown by you, that occurred on or before the date of this Release. Except to enforce this Release, you agree that you will never commence, prosecute, or cause to be commenced or prosecuted any lawsuit or proceeding of any kind against the Company or those associated with· the Company in any forum and agree to withdraw with prejudice all complaints or charges, if any, that you have filed against the Company or those associated with the Company.

Anything in this Release to the contrary notwithstanding, this Release does not include a release of (i) your rights under the Employment Agreement or your right to enforce the Employment Agreement; (ii) any rights you may have to indemnification or insurance under any agreement, law, Company organizational document or policy or otherwise; (iii) any rights you may have to equity compensation or other compensation or benefits under the Company's equity, compensation or benefit plans; or (iv) your right to enforce this Release.

By signing this Release, you further agree as follows:

You have read this Release carefully and fully understand its terms;

You have had at least twenty-one (21) days to consider the terms of the Release;

You have seven (7) days from the date you sign this Release to revoke it by written notification to the Company. After this seven (7) day period, this Release is final and binding and may not be revoked;

You have been advised to seek legal counsel and have had an opportunity to do so;

You would not otherwise be entitled to the benefits provided under your Employment Agreement had you not agreed to execute this Release; and

Your agreement to the terms set forth above is voluntary.

Name: ____________________________________

Signature: ______________________________________         Date: ____________

Received by: ____________________________________        Date: ____________

Attachment: Attachment 1- Schedule of Termination Payments and Benefits